UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): July 31, 2020

 SELLAS Life Sciences Group, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-33958	20-8099512
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

7 Times Square, Suite 2503 New York, NY 10036
(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (917) 438-4353

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	SLS	The Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

 Item 1.01    Entry into a Material Definitive Agreement.

Private Placement

On July 31, 2020, SELLAS Life Sciences Group, Inc. (the “Company”) entered into a securities purchase agreement (the “Purchase Agreement”) with certain institutional and accredited investors (the “Purchasers”). Pursuant to the terms of the Purchase Agreement, the Company agreed to sell to the Purchasers an aggregate of (i) 2,744,078 shares (the “Shares”) of its common stock, par value $0.0001 per share (the “Common Stock”), and (ii) warrants to purchase up to an aggregate of 2,744,078 shares of Common Stock (the “Warrants”), at a purchase price equal to $3.335 per share and accompanying Warrant (collectively, the “Offering”). The Warrants are exercisable immediately upon issuance and will expire five years from the issuance date.

The Purchase Agreement contains customary representations, warranties and agreements by the Company, customary conditions to closing, indemnification obligations of the Company, including for liabilities under the Securities Act of 1933, as amended (the “Securities Act”), termination provisions, and other obligations and rights of the parties. The representations, warranties and covenants contained in the Purchase Agreement were made only for purposes of such agreement and as of specific dates, were solely for the benefit of the parties to such agreement, and may be subject to limitations agreed upon by the contracting parties.

In connection with the Offering, the Company entered into a Registration Rights Agreement (the “Registration Rights Agreement”) with the Purchasers, pursuant to which the Company is obligated, among other things, to (i) file a registration statement with the U.S. Securities and Exchange Commission (the “SEC”) following the closing of the Offering for purposes of registering the Shares and the shares of Common Stock issuable upon the exercise of the Warrants (the “Warrant Shares”) for resale by the Purchasers, (ii) use its commercially reasonable efforts to have the registration statement declared effective promptly after filing, and in any event no later than 60 days after the date of the Registration Rights Agreement (or 90 days after the date of the Registration Rights Agreement if the registration statement is reviewed by the SEC), and (iii) use its reasonable best efforts to maintain the registration until all registrable securities (a) have been sold pursuant to the registration statement or Rule 144 or (b) may be sold pursuant to Rule 144 under the Securities Act, without restriction as to volume. The Registration Rights Agreement contains customary terms and conditions for a transaction of this type, including certain customary cash penalties on the Company for its failure to satisfy specified filing and effectiveness time periods.

The Offering is exempt from registration pursuant to the exemption for transactions by an issuer not involving any public offering under Section 4(a)(2) the Securities Act and Regulation D under the Securities Act. The Shares, the Warrants, and the Warrant Shares being sold and issued in connection with the Purchase Agreement are not registered under the Securities Act or any state securities laws and may not be offered or sold in the United States absent registration with the SEC or an applicable exemption from the registration requirements. Each purchaser will be an “accredited investor” as such term is defined in Rule 501(a) under the Securities Act. The Warrants are not and will not be listed for trading on any national securities exchange.

The gross proceeds to the Company from the private placement are expected to be approximately $9.2 million. The private placement is expected to close on or about August 4, 2020, subject to satisfaction of customary closing conditions.

The foregoing descriptions of the Purchase Agreement, the Registration Rights Agreement and the Warrants are not complete and are qualified in their entireties by reference to the full text of the forms of Purchase Agreement, Registration Rights Agreement, and the Warrant, copies of which are attached to this report as Exhibits 10.1, 10.2, and 4.1, respectively.

Item 3.02    Unregistered Sales of Equity Securities.

The disclosures in Item 1.01 of this Form 8-K regarding the private placement are incorporated by reference into this Item 3.02.

Item 8.01.   Other Events.

On July 31, 2020, the Company issued a press release announcing the Offering. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01    Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description
4.1	Form of Warrant
10.1	Form of Purchase Agreement
10.2	Form of Registration Rights Agreement
99.1	Press Release of SELLAS Life Sciences Group, Inc. dated July 31, 2020

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SELLAS Life Sciences Group, Inc.

Date:	August 3, 2020	By:	/s/ Barbara A. Wood
			Name:	Barbara A. Wood
			Title:	Executive Vice President, General Counsel and Corporate Secretary